Exhibit 14(2)

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form N-14 of our report dated January 16, 2024, relating to the financial statements and financial highlights of Fidelity Advisor Equity Income Fund, a fund of Fidelity Advisor Series I, appearing in Form N-CSR of Fidelity Advisor Series I for the year ended November 30, 2023, and to the references to us under the headings “Additional Information About the Funds” and “Experts” in the Information Statement and Prospectus, which are a part of such Registration Statement.

/s/ Deloitte & Touche LLP
Boston, Massachusetts
January 9, 2025